BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201 (775) 684-5708

Website: www.nvsos.gov

Exhibit 3.2

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHTABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

Staffing 360 Solutions, Inc.

1. Name of corporation:

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 is amended to read in its entirety as follows;

"The corporation is authorized to issue a total of 60,000,000 shares of stock, par value $0.00001 per share, of which 40,000,000 shares shall be common stock and 20,000,000 shares shall be preferred stock. The board of directors of the corporation is hereby vested, to the fullest extent permitted under law, with the authority to designate from time to time, by duly adopted resolution(s), one or more classes or series of the preferred stock, to fix the number of shares constituting such class or series and to prescribe the voting powers, designations, preferences, qualifications, limitations, restrictions and relative, participating, optional and other rights of such class or series."

Approval % 51.07

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date and time of filing: (optional)

5. Signature: (required)

Date:Time:

(must not be later than 90 days after the certificate is filed)

X  /s/ Brendan Flood

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After

Revised: 1-5-15